Exhibit 10.2

March 9, 2004

Mr. Steven Hankin
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604

Dear Steve:

     This letter supplements the letter dated September 2, 1999 from Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) to you which sets forth the terms of your employment with the Company (the “Employment Letter”).

     As previously announced, the Company has commenced a search for a new Chief Executive Officer (“CEO”). The new CEO is expected to be hired in 2004. In order to encourage you to remain with the Company during and after the CEO search, in addition to the salary and bonuses payable to you in accordance with the Employment Letter, the Company will pay to you a retention bonus of $1,000,000 (the “Bonus”) on the third anniversary of the date the new CEO commences employment with the Company, so long as you continue to be employed by the Company on that date.

     In the event that the Company terminates your employment for any reason other than “cause” (as defined in the Employment Letter), in addition to the payments and benefits provided in such circumstances under the Employment Agreement, you will be paid the Bonus on the date of termination and all then unvested and outstanding stock options and restricted stock granted to you under any of the Company’s benefit plans shall become vested as of the date of termination.

     For purposes of the prior paragraph, “cause” shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; (iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood’s business or interests.

     Except as modified by this letter, the Employment Letter remains in full force and effect.

     By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and the Company and that you accept and agree to the terms as outlined.

Very truly yours,

Barry S. Sternlicht

ACCEPTED AND AGREED TO: